Exhibits 99.1

Remote Monitoring and Control Solutions Provider Acorn Announces 1-for-16 Reverse Stock Split Intended to Make its Shares Accessible to a Broader Range of Investors

Wilmington, DE – September 7, 2023 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other critical industrial equipment, announced that its Board of Directors has approved a reverse split of its Common Stock at a ratio of 1-for-16. The reverse split is intended to increase the market price of the Company’s Common Stock and make Acorn’s shares accessible to a broader range of investors, including institutions and those unable to purchase or recommend low-priced stocks.

Jan Loeb, Acorn’s President and CEO, commented, “Based on Acorn’s strong financial position and solid growth prospects, our Board of Directors has approved a reverse split in an effort to make our common stock accessible to a larger base of investors. Acorn shareholders have authorized the Board to pursue a reverse split each year, for the last several years. We believe this action should also support our longer-term objective to up-list our shares to a major national exchange.

“Acorn’s total revenue grew 22% in Q2’23 and 10% in the first half of 2023, net income was also positive in both periods, and we target long-term net profit growth of approximately 20%. We are seeing encouraging trends for commercial and industrial demand for our remote monitoring and control services in both new and existing markets. We also see additional revenue opportunities from demand response (DR) programs that support electric grid operators with power provided by backup power generators during peak demand periods. We expect DR programs to benefit grid operators, our company, our dealers, and their backup generator customers, based on Acorn’s unique monitoring and control capabilities.

“Acorn had $1.6M of consolidated cash at June 30, 2023 and no debt. Acorn was operating cash-flow-positive on a consolidated basis through the first six months of 2023, and we expect to remain so moving forward, on a full-year basis, based on the achievement of our growth goals. In light of the momentum in our business, we felt this was the right time to expand the potential investor base for our stock. A higher stock price may also help facilitate accomplishing accretive acquisitions.”

Reverse Stock Split Details

Acorn expects its common stock to begin trading on a reverse-split-adjusted basis, under the temporary symbol “ACFND,” effective with the opening of the OTCQB market on [Friday, September 8, 2023]. The fifth character “D” will remain appended to the Company’s symbol for 20 trading days, at which point it will revert back to “ACFN.” The new CUSIP number for the Common Stock following the reverse stock split will be 004848206.

No fractional shares will be issued in connection with the reverse stock split. Each stockholder that would have been entitled to receive a fractional share of Common Stock as a result of the reverse stock split will instead receive a cash payment in lieu of such fractional share.

The reverse stock split will reduce Acorn’s issued and outstanding Common Stock from 39.76 million shares to approximately 2.48 million shares. The reverse split will affect neither the par value of the Common Stock nor the number of authorized shares.

The Company’s transfer agent, Equiniti Trust Company, LLC will act as exchange agent and paying agent for the reverse stock split. Equiniti will provide stockholders of record holding certificates representing pre-split shares of the Company’s Common Stock as of the effective date a letter of transmittal providing instructions for the exchange of shares. Stockholders owning shares via a broker, bank, trust or other nominee, as well as registered stockholders holding shares electronically in book-entry form, are not required to take any action to receive post-split shares.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including more than 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business and revenues, remaining cash flow positive or maintaining profitability. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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William Jones, 267-987-2082

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